Exhibit 11.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the inclusion of our report dated March 21, 2019, with respect to the consolidated financial statements of Groundfloor Finance Inc. and Subsidiaries as of December 31, 2018 and 2017, and for the years then ended, appearing in the (i) Post-Qualification Amendment No. 42 to the Regulation A Offering Statement on Form 1-A of Groundfloor Finance Inc.; and (ii) Rule 253(g)(2) Offering Circular Supplement to the Regulation A Offering Statement on Form 1-A of Groundfloor Finance Inc.

/s/ Hughes Pittman & Gupton, LLP

Raleigh, North Carolina
March 29, 2019